STANDARD LEASE AGREEMENT

This Agreement, dated September 1st, 2021 by and between a business entity known as 1363 Lucas LLC of 42-02A Bell Blvd, Suite 350, Bayside, New York, 11361, hereinafter known as the "Landlord",

AND

An individual known as [redacted]
hereinafter known as the "Tenant (s)", agree to the following:

OCCUPANT(S): The Premises is to be occupied strictly as a residential dwelling with only the Tenant(s) mentioned above as the Occupant(s).

OFFER TO RENT: The Landlord hereby rents to the Tenant(s), subject to the following terms and conditions of this Agreement, an apartment within address of 1363 Hancock Street, Brooklyn, New York, 11237 consisting of studio unit with one (1) bathroom hereinafter known as the "Premises". The Landlord may also use the address for notices sent to the Tenant(s). **APT #2F**

PURPOSE: The Tenant(s) and any Occupant(s) may only use the Premises as a residential dwelling. It may not be used for storage, manufacturing of any type of food or product, professional service(s), or for any commercial use unless otherwise stated in this Agreement.

FURNISHINGS: The Premises is not furnished.

APPLIANCES: The Landlord shall provide the following appliances:

Dishwasher, Refrigerator, Stove, Hot Water Heater, HVAC, Microwave, Oven.
Any other appliances must be provided by the Tenant(s). Any
damage to the Landlord's appliances shall be the liability of the Tenant(s), reasonable wear-and-tear excepted, to be billed directly or less the Security Deposit.

LEASE TERM: This Agreement shall be a fixed-period arrangement beginning on **September 1, 2021** and ending on **August 31, 2022** with the Tenant(s) having the option to continue to occupy the Premises under the same terms and conditions of this Agreement under a Month-to-Month arrangement (Tenancy at Will) with either the Landlord or Tenant having the option to cancel the tenancy with at least thirty (30) days notice or the minimum time-period set by the State, whichever is shorter. For the Tenant to continue under Month-to-Month tenancy at the expiration of the Lease Term, the Landlord must be notified within sixty (60) days before the end of the Lease Term. Hereinafter known as the "Lease Term".

RENT: Tenant(s) shall pay the Landlord in equal monthly installments of **$1,950.00** (US Dollars) hereinafter known as the "Rent". The Rent will be due on the First (1st) of every month and be paid by sending payment to the Landlord's aforementioned mailing address.

NON-SUFFICIENT FUNDS (NSF CHECKS): If the Tenant(s) attempts to pay the rent with a check that is not honored or an electronic transaction (ACH) due to insufficient funds (NSF) there shall be a fee of $35.00 (US Dollars).

LATE FEE: If rent is not paid on the due date, there shall be a late fee assessed by the Landlord in the amount of:

$50.00 (US Dollars) per occurrence for each month payment that is late after the 8th Day rent is due.

FIRST (1ST) MONTH'S RENT: First (1st) month's rent shall be due by the Tenant(s) upon the execution of this Agreement.

PRE-PAYMENT: The Landlord shall not require any pre-payment of rent by the Tenant(s).

PRORATION PERIOD

SECURITY DEPOSIT: A Security Deposit in the amount of **$1,950.00** (US Dollars) shall be required by the Tenant(s) at the execution of this Agreement to the Landlord for the faithful performance of all the terms and conditions. The Security Deposit is to be returned to the Tenant(s) within 30 days after this Agreement has terminated, less any damage charges and without interest. This Security Deposit shall not be credited towards rent unless the Landlord gives their written consent.

POSSESSION: Tenant(s) has examined the condition of the Premises and by taking possession acknowledges that they have accepted the Premises in good order and in its current condition except as herein otherwise stated. Failure of the Landlord to deliver possession of the Premises at the start of the Lease Term to the Tenant(s) shall terminate this Agreement at the option of the Tenant(s). Furthermore, under such failure to deliver possession by the Landlord, and if the Tenant(s) cancels this Agreement, the Security Deposit (if any) shall be returned to the Tenant(s) along with any other pre-paid rent, fees, including if the Tenant(s) paid a fee during the application process before the execution of this Agreement.

ACCESS: Upon the beginning of the Proration Period or the start of the Lease Term, whichever is earlier, the Landlord agrees to give access to the Tenant(s) in the form of keys, fobs, cards, or any type of keyless security entry as needed to enter the common areas and the Premises. Duplicate copies of the access provided may only be authorized under the consent of the Landlord and, if any replacements are needed, the Landlord may provide them for a fee. At the end of this Agreement all access provided to the Tenant(s) shall be returned to the Landlord or a fee will be charged to the Tenant(s) or the fee will be subtracted from the Security Deposit. Tenant(s) is only permitted access to common areas of the building for entry and passage to their floor/unit. No access is permitted to PH/roof, basement, yard.

MOVE-IN INSPECTION: Before, at the time of the Tenant(s) accepting possession, or shortly thereafter, the Landlord and Tenant(s) shall perform an inspection documenting the present condition of all appliances, fixtures, furniture, and any existing damage within the Premises.

SUBLETTING: The Tenant(s) shall not have the right to sub-let the Premises or any part thereof without the prior written consent of the Landlord. If consent is granted by the Landlord, the Tenant(s) will be responsible for all actions and liabilities of the Sublessee including but not limited to: damage to the Premises, non-payment of rent, and any eviction process (In the event of an eviction the Tenant(s) shall be responsible for all court filing fee(s), representation, and any other

fee(s) associated with removing the Sublessee). The consent by the Landlord to one sub-let shall not be deemed to be consent to any subsequent subletting.

ABANDONMENT: If the Tenant(s) vacates or abandons the property for a time-period that is the minimum set by State law or seven (7) days, whichever is less, the Landlord shall have the right to terminate this Agreement immediately and remove all belongings including any personal property off of the Premises. If the Tenant(s) vacates or abandons the property, the Landlord shall immediately have the right to terminate this Agreement.

ASSIGNMENT: Tenant(s) shall not assign this Lease without the prior written consent of the Landlord. The consent by the Landlord to one assignment shall not be deemed to be consent to any subsequent assignment.

PARKING: The Landlord shall not provide parking to the Tenant(s).

RIGHT OF ENTRY: The Landlord shall have the right to enter the Premises during normal working hours by providing notice in accordance with the minimum State requirement in order for inspection, make necessary repairs, alterations or improvements, to supply services as agreed or for any reasonable purpose. The Landlord may exhibit the Premises to prospective purchasers, mortgagees, or lessees upon reasonable notice.

The new owner shall have the right to terminate ONLY after providing at least 30 days' notice to the Tenant(s).

UTILITIES: The Landlord agrees to pay for the following utilities and services:

Cold Water, with all other utilities and services to be the responsibility of the Tenant(s).

MAINTENANCE, REPAIRS, OR ALTERATIONS: The Tenant(s) shall, at their own expense and at all times, maintain premises in a clean and sanitary manner, and shall surrender the same at termination hereof, in as good condition as received, normal wear and tear excepted. The Tenant(s) may not make any alterations to the leased premises without the consent in writing of the Landlord. The Landlord shall be responsible for repairs to the interior and exterior of the building. If the Premises includes a washer, dryer, freezer, dehumidifier unit and/or air conditioning unit, the Landlord makes no warranty as to the repair or replacement of units if one or all shall fail to operate. The Landlord will place fresh batteries in all battery-operated smoke detectors when the Tenant(s) moves into the premises. After the initial placement of the fresh batteries it is the responsibility of the Tenant(s) to replace batteries when needed. A monthly "cursory" inspection may be required for all fire extinguishers to make sure they are fully charged.

EARLY TERMINATION: The Tenant(s) may be allowed to cancel this Agreement under the following conditions: N/A

PETS: The Tenant(s) shall not be allowed to have pets on the Premises or common areas except those that are necessary for individuals with disabilities.

NOISE/WASTE: The Tenant(s) agrees not to commit waste on the premises, maintain, or permit to be maintained, a nuisance thereon, or use, or permit the premises to be used, in an unlawful manner. The Tenant(s) further agrees to abide by any and all local, county, and State noise ordinances.

GUESTS: There shall be no other persons living on the Premises other than the Tenant(s) and any Occupant(s). Guests of the Tenant(s) are allowed for periods not lasting for more than forty-eight hours unless otherwise approved by the Landlord.

SMOKING POLICY: Smoking on the Premises is prohibited on the entire property, including individual units, common areas, every building and adjoining properties.

COMPLIANCE WITH LAW: The Tenant(s) agrees that during the term of the Agreement, to promptly comply with any present and future laws, ordinances, orders, rules, regulations, and requirements of the Federal, State, County, City, and Municipal government or any of their departments, bureaus, boards, commissions and officials thereof with respect to the premises, or the use or occupancy thereof, whether said compliance shall be ordered or directed to or against the Tenant(s), the Landlord, or both.

DEFAULT: If the Tenant(s) fails to comply with any of the financial or material provisions of this Agreement, or of any present rules and regulations or any that may be hereafter prescribed by the Landlord, or materially fails to comply with any duties imposed on the Tenant(s) by statute or State laws, within the time period after delivery of written notice by the Landlord specifying the non-compliance and indicating the intention of the Landlord to terminate the Agreement by reason thereof, the Landlord may terminate this Agreement. If the Tenant(s) fails to pay rent when due and the default continues for the time-period specified in the written notice thereafter, the Landlord may, at their option, declare the entire balance (compiling all months applicable to this Agreement) of rent payable hereunder to be immediately due and payable and may exercise any and all rights and remedies available to the Landlord at law or in equity and may immediately terminate this Agreement.

The Tenant(s) will be in default if: (a) Tenant(s) does not pay rent or other amounts that are owed in accordance with respective State laws; (b) Tenant(s), their guests, or the Occupant(s) violate this Agreement, rules, or fire, safety, health, or criminal laws, regardless of whether arrest or conviction occurs; (c) Tenant(s) abandons the Premises; (d) Tenant(s) gives incorrect or false information in the rental application; (e) Tenant(s), or any Occupant(s) is arrested, convicted, or given deferred adjudication for a criminal offense involving actual or potential physical harm to a person, or involving possession, manufacture, or delivery of a controlled substance, marijuana, or drug paraphernalia under state statute; (f) any illegal drugs or paraphernalia are found in the Premises or on the person of the Tenant(s), guests, or Occupant(s) while on the Premises and/or; (g) as otherwise allowed by law.

MULTIPLE TENANT(S) OR OCCUPANT(S): Each individual that is considered a Tenant(s) is jointly and individually liable for all of this Agreement's obligations, including but not limited to rent monies. If any Tenant(s), guest, or Occupant(s) violates this Agreement, the Tenant(s) is considered to have violated this Agreement. Landlord's requests and notices to the Tenant(s) or any of the Occupant(s) of legal age constitutes notice to the Tenant(s). Notices and requests from the Tenant(s) or any one of the Occupant(s) (including repair requests and entry permissions) constitutes notice from the Tenant(s). In eviction suits, the Tenant(s) is considered the agent of the Premise for the service of process.

DISPUTES: If a dispute arises during or after the term of this Agreement between the Landlord and Tenant(s), they shall agree to hold negotiations amongst themselves, in "good faith", before any litigation.

SEVERABILITY: If any provision of this Agreement or the application thereof shall, for any reason and to any extent, be invalid or unenforceable, neither the remainder of this Agreement nor

the application of the provision to other persons, entities or circumstances shall be affected thereby, but instead shall be enforced to the maximum extent permitted by law.

SURRENDER OF PREMISES: The Tenant(s) has surrendered the Premises when (a) the move-out date has passed and no one is living in the Premise within the Landlord's reasonable judgment; or (b) Access to the Premise have been turned in to Landlord – whichever comes first. Upon the expiration of the term hereof, the Tenant(s) shall surrender the Premise in better or equal condition as it were at the commencement of this Agreement, reasonable use, wear and tear thereof, and damages by the elements excepted.

RETALIATION: The Landlord is prohibited from making any type of retaliatory acts against the Tenant(s) including but not limited to restricting access to the Premises, decreasing or cancelling services or utilities, failure to repair appliances or fixtures, or any other type of act that could be considered unjustified.

WAIVER: A Waiver by the Landlord for a breach of any covenant or duty by the Tenant(s), under this Agreement is not a waiver for a breach of any other covenant or duty by the Tenant(s), or of any subsequent breach of the same covenant or duty. No provision of this Agreement shall be considered waived unless such a waiver shall be expressed in writing as a formal amendment to this Agreement and executed by the Tenant(s) and Landlord.

EQUAL HOUSING: If the Tenant(s) possess(es) any mental or physical impairment, the Landlord shall provide reasonable modifications to the Premises unless the modifications would be too difficult or expensive for the Landlord to provide. Any impairment of the Tenant(s) is/are encouraged to be provided and presented to the Landlord in writing in order to seek the most appropriate route for providing the modifications to the Premises.

HAZARDOUS MATERIALS: The Tenant(s) agrees to not possess any type of personal property that could be considered a fire hazard such as a substance having flammable or explosive characteristics on the Premises. Items that are prohibited to be brought into the Premises, other than for everyday cooking or the need of an appliance, includes but is not limited to gas (compressed), gasoline, fuel, propane, kerosene, motor oil, fireworks, or any other related content in the form of a liquid, solid, or gas.

WATERBEDS: The Tenant(s) is not permitted to furnish the Premises with waterbeds.

INDEMNIFICATION: The Landlord shall not be liable for any damage or injury to the Tenant(s), or any other person, or to any property, occurring on the Premises, or any part thereof, or in common areas thereof, and the Tenant(s) agrees to hold the Landlord harmless from any claims or damages unless caused solely by the Landlord's negligence. It is recommended that renter's insurance be purchased at the Tenant(s)'s expense.

COVENANTS: The covenants and conditions herein contained shall apply to and bind the heirs, legal representatives, and assigns of the parties hereto, and all covenants are to be construed as conditions of this Agreement.

NOTICES: Any notice to be sent by the Landlord or the Tenant(s) to each other shall use the following mailing addresses:

Landlord's/Agent's Mailing Address

1363 Lucas LLC, ATTN. Annemarie Sarmiento

42-02A Bell Blvd, Suite 350, Bayside, New York, 11361

Tenant(s)'s Mailing Address

[redacted]
1363 Hancock Street, Apt 2F, Brooklyn, NY 11237

AGENT/MANAGER: The Landlord authorizes the following to act on their behalf in regards to the Premises for any repair, maintenance, or compliant other than a breach of this Agreement: The management company known as 1363 Lucas LLC c/o A. Sarmiento of 42-06A Bell Blvd, Suite 350, Bayside, New York, 11361 that can be contacted at the following Phone Number (516) 946-3309 and can be E-Mailed at lucasrealtynyc@yahoo.com.

PREMISES DEEMED UNINHABITABLE: If the Property is deemed uninhabitable due to damage beyond reasonable repair the Tenant(s) will be able to terminate this Agreement by written notice to the Landlord. If said damage was due to the negligence of the Tenant(s), the Tenant(s) shall be liable to the Landlord for all repairs and for the loss of income due to restoring the Premises back to a livable condition in addition to any other losses that can be proved by the Landlord. If damage to building exceeds 50% or estimated repair time exceeds sixty days, the landlord may terminate lease.

SERVICEMEMBERS CIVIL RELIEF ACT: In the event the Tenant(s) is or hereafter becomes, a member of the United States Armed Forces on extended active duty and hereafter the Tenant(s) receives permanent change of station (PCS) orders to depart from the area where the Premises are located, or is relieved from active duty, retires or separates from the military, is ordered into military housing, or receives deployment orders, then in any of these events, the Tenant may terminate this lease upon giving thirty (30) days written notice to the Landlord. The Tenant shall also provide to the Landlord a copy of the official orders or a letter signed by the Tenant's commanding officer, reflecting the change which warrants termination under this clause. The Tenant will pay prorated rent for any days which he/she occupies the dwelling past the beginning of the rental period.

The damage/security deposit will be promptly returned to Tenant, provided there are no damages to the Premises.

BEDBUGS: There is no history of any bedbug infestation within the past year in the building or in any apartment.

LEAD PAINT: The Premises was constructed before 1978 and therefore the Lead-Based Paint Disclosure that is attached to this Agreement must be authorized.

GOVERNING LAW: This Agreement is to be governed under the laws located in the State of New York.

ENTIRE AGREEMENT: This Agreement contains all the terms agreed to by the parties relating to its subject matter including any attachments or addendums. This Agreement replaces all previous discussions, understandings, and oral agreements. The Landlord and Tenant(s) agree to the terms and conditions and shall be bound until the end of the Lease Term.

[redacted] [redacted]

The parties have agreed and executed this agreement on September 1st, 2021.

LANDLORD(S) SIGNATURE

Landlord's Signature ______________________________
Annemarie Sarmiento as officer for 1363 Lucas LLC

TENANT(S) SIGNATURE

[redacted]

Tenant's Signature ______________________________

Tenant's Signature_ [redacted] ______________

Lead-Based Paint Disclosure

Disclosure of Information on Lead-Based Paint and/or Lead-Based Paint Hazards Lead Warning Statement Housing built before 1978 may contain lead-based paint. Lead from paint, paint chips, and dust can pose health hazards if not managed properly. Lead exposure is especially harmful to young children and pregnant women. Before renting pre-1978 housing, lessors must disclose the presence of known lead-based paint and/or lead-based paint hazards in the dwelling. Lessees must also receive a federally approved pamphlet on lead poisoning prevention.

Lessor's Disclosure

(a) Presence of lead-based paint and/or lead-based paint hazards

(check (i) or (ii) below)

(i) ______ Known lead-based paint and/or lead-based paint hazards are present in the housing (explain). ____

(ii) __x__ Lessor has no knowledge of lead-based paint and/or lead-based paint hazards in the housing.

(b) Records and reports available to the lessor

(check (i) or (ii) below)

(i) ______ Lessor has provided the lessee with all available records and reports pertaining to lead-based paint and/or lead-based paint hazards in the housing (list documents below).

____

(ii) __x__ Lessor has no reports or records pertaining to lead-based paint and/or lead-based paint hazards in the housing.

Lessee's Acknowledgment (initial)

(c) __✓__ Lessee has received copies of all information listed above.

(d) __✓__ Lessee has received the pamphlet Protect Your Family from Lead in Your Home.

Agent's Acknowledgment (if any) (initial)

(e) ________ Agent has informed the lessor of the lessor's obligations under 42 U.S.C. 4852(d) and is aware of his/her responsibility to ensure compliance.

Certification of Accuracy The following parties have reviewed the information above and certify, to the best of their knowledge, that the information they have provided is true and accurate.

Tenant's Signature [redacted]

Tenant's Signature [redacted]

[redacted]

APPENDIX A

NYC Health

WINDOW GUARDS REQUIRED

Lease Notice to Tenant

New York City
Department of Health
and Mental Hygiene

You are required by law to have window guards installed in all windows if a child 10 years of age or younger lives in your apartment.

Your landlord is required by law to install window guards in your apartment:
if a child 10 years of age or younger lives in your apartment,

OR

if you ask him to install window guards at any time (you need not give a reason).

It is a violation of law to refuse, interfere with installation, or remove window guards where required.

CHECK ONE

- [ ] **CHILDREN 10 YEARS OF AGE OR YOUNGER LIVE IN MY APARTMENT**
- [x] **NO CHILDREN 10 YEARS OF AGE OR YOUNGER LIVE IN MY APARTMENT**
- [ ] **I WANT WINDOW GUARDS EVEN THOUGH I HAVE NO CHILDREN 10 YEARS OF AGE OR YOUNGER**

[redacted]

Tenant (Print)

[redacted]

Tenant's Signature   Date

1363 Hancock Street, Brooklyn, New York, 11237   Apt 2F

Tenant's Address   Apt No.

RETURN THIS FORM TO:

1363 Lucas LLC

Owner/Manager

42-06A Bell Blvd, #350, Bayside, NY 11361

Owner/Manager's Address

For Further Information call 311 for Window Falls Prevention

WF-013 *(Rev. 11/2020)*

[redacted] [redacted]

Security Deposit Receipt

Date: 8-16-2021

Dear [redacted] [Tenant(s)],

The Landlord shall hold the Security Deposit in a separate account at a bank

located at 23-40 Bell Blvd [Street Address] in

the City of Bayside, State of New York.

The Security Deposit in the amount of $ 1,950.00 (US Dollars) has been deposited in [redacted] [Bank Name] with the Account Number of [redacted] for the full performance of the Lease executed on the 1st day of Spetember , 2021.

Sincerely,

Landlord's Signature ____________